Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, dated as of March 9, 2026 (this “Agreement”), among Catheter Precision, Inc., a Delaware corporation (“Buyer”), and Creatd, Inc., a Nevada corporation (“Seller”).

RECITALS

WHEREAS, Buyer owns 199,800 shares of the issued and outstanding shares of common stock par value $0.001 per share (the “Common Stock”) of Fly Flyte, Inc., a New York corporation (the “Company”), which is equal to 19.98% of the issued and outstanding Common Stock of the Company;

WHEREAS, Seller directly owns the remaining 800,200 shares of the issued and outstanding shares of Common Stock (the “Shares”), which is equal to 80.02% of the issued and outstanding Common Stock of the Company;

WHEREAS, Seller owns 100% of the membership interests (the “Membership Interests”) of Ponderosa Air, LLC, a New York limited liability company (“Ponderosa”), the holder of the Federal Aviation Administration (“FAA”) Air Carrier Certificate Number 1POA402M issued under 14 CFR Parts 119 and 135, (“Certificate”) and has been granted economic authority to operate as an air taxi in accordance with 14 C.F.R. § 298.11 by the Department of Transportation (“DOT”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares and the Membership Interests, on the terms and conditions set forth in this Agreement, and upon which, Buyer will own 100% of (i) the issued and outstanding Common Stock of the Company and (ii) the Membership Interests of Ponderosa.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The defined terms in Schedule I have the meanings included therein.

ARTICLE II
PURCHASE AND SALE

Section 2.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares and the Membership Interests, free and clear of all Encumbrances, except for Permitted Encumbrances, for the consideration specified in Section 2.02. All Personal Property set forth on Schedule 1.1 shall be distributed to Seller prior to Closing and Buyer shall not receive any benefit with respect to such Personal Property existing as of Closing.

Section 2.02         Purchase Price.

(a)         The aggregate purchase price for the Shares and the Membership Interests shall be $11,554,827.00 (the “Purchase Price”) in United States dollars, which shall be comprised of:

(i)         $5,776,827.00 in United States dollars payable to Seller in cash by wire transfer of immediately available funds, payable as follows:

(A)         $776,827.00 due within three (3) Business Days of the Closing Date (the “Initial Closing Date Payment”);

(B)         $5,000,000.00 payable pursuant to that certain promissory note attached hereto as Exhibit A (the “Promissory Note”), paid in installments as follows: (a) $500,000.00 due within three (3) Business Days of the Buyer’s April 2026 shareholder meeting date, not to exceed fifty (50) calendar days from the signing of this Purchase Agreement; (b) $500,000.00 due on May 15, 2026; (c) $500,000.00 due on June 15, 2026; (d) $500,000.00 due on July 15, 2026; (e) $600,000.00 due on August 15, 2026; (f) $600,000.00 due on September 15, 2026; (g) $600,000.00 due on October 15, 2026; (h) $600,000.00 due on November 15, 2026; (i) $600,000.00 due on December 15, 2026; (clauses (a) through (i), the “Post-Closing Payments”); and

(ii)         $5,778,000.00 shall be satisfied by the issuance to Seller of 5,778 shares of Buyer’s Preferred Series D Stock, par value $0.0001 per share and a stated value of $1,000 per share (the “Preferred Shares”) within three (3) Business Daysfollowing and contingent upon receipt of shareholder approval in accordance with all applicable Laws, New York Stock Exchange (“NYSE”) rules and regulations and Buyers organizational documents (the “Shareholder Approval”), having the rights, preferences and privileges set forth in Buyer’s Certificate of Designations attached hereto as Exhibit B.

Section 2.03         Transactions to be Effected at the Closing or after the Closing.

(a)         Buyer shall:

(i)         at Closing, deliver to (or cause to be delivered to) Seller the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.02 of this Agreement;

(ii)         within three (3) Business Days of the Closing Date, deliver to (or cause to be delivered to) Seller the Initial Closing Date Payment, less Indebtedness in excess of the amount set forth on Schedule 5.08, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer; and

(iii)         within three (3) Business Days following and contingent upon the Shareholder Approval, issue the Preferred Shares, which shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than restrictions under applicable securities Laws), and issued in accordance with the Certificate of Designations attached hereto as Exhibit B, and the Registration Rights Agreement attached hereto as Exhibit C.

(b)         At the Closing, Seller shall deliver to Buyer:

(i)         a duly executed version of the stock power, substantially in the form set forth on Exhibit D hereto (the “Stock Power”), evidencing the transfer of the Shares to Buyer;

(ii)         a duly executed version of the assignment of membership interests, substantially in the form set forth on Exhibit E hereto (the “Assignment of Membership Interests”), evidencing the transfer of the Membership Interests to Buyer;

(iii)         those certain agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.01 of this Agreement;

(iv)         evidence reasonably satisfactory to Buyer that none of the assets or properties of the Company Group are subject to any Encumbrances, other than Permitted Encumbrances;

(v)         copies of the certificate of incorporation (or other governing documents) of each member of the Company Group and the resolutions of the Seller or appropriate governing body, as applicable, approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified to be accurate and complete and in full force and effect as of the Closing;

(vi)         a certificate of good standing (or comparable certificate of status) for each member of the Company Group issued by the Secretary of State (or applicable authority) of its jurisdiction of formation and, to the extent required for the conduct of its business, each other jurisdiction in which such member is qualified to do business, each dated no more than ten (10) Business Days prior to the Closing Date;

(vii)         all books and records pertaining to the Company Group, including all corporate and other records, books of account, contracts, agreements and such other documents or certificates as Buyer may reasonably request including minute books and equityholder records (if any);

(viii)         evidence reasonably satisfactory to Buyer that all regulatory approvals, licenses and permits have been received from each jurisdiction in which any member of the Company Group presently has operations such that Buyer shall be legally entitled to continue to provide the same products and services that the Company Group provided before the consummation of the transactions contemplated hereby;

(ix)         evidence that, as of the Closing Date, (a) Ponderosa is operating in accordance with its Certificate, FAA accepted manuals, Operations Specifications, and all applicable Law, (b) Ponderosa has not received a Letter of Investigation, Notice of Proposed Suspension, Revocation, Civil Penalty or any other similar communication indicating that Ponderosa is not in compliance with all applicable Law, and (c) that, to Seller’s Knowledge, no written notice, order, or determination has been received from the FAA or DOT asserting that the transactions contemplated hereby require FAA or DOT acceptance, approval, recertification, requalification or would result in a material operational limitation;

(x)         evidence that, as of the Closing Date, (a) the Company is operating in accordance with 14 C.F.R. Part 295 and all applicable Law, (b) the Company has not received a Letter of Investigation, Notice of Proposed Suspension, Revocation, Civil Penalty or any other similar communication indicating that the Company is not in compliance with all applicable Law, and (c) that, to Seller’s Knowledge, no written notice, order, or determination has been received from the DOT asserting that the transactions contemplated hereby require notification to, acceptance or approval by the DOT; and

(xi)         an IRS Form W-9, duly executed by Seller.

Section 2.04         Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and the Membership Interests contemplated hereby shall take place at a closing (the “Closing” and, the day on which the Closing takes place being the “Closing Date”) remotely upon the exchange of documents and signatures (or their electronic counterparts). The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date, and title to the Shares and the Membership Interests shall transfer to Buyer as of such time.

Section 2.05         Purchase Price Allocation. After the Closing, Seller and Buyer agree to the amount of the Purchase Price allocated to Ponderosa and the amount of any liabilities of Ponderosa among the assets of Ponderosa based on the fair market value of Ponderosa’s assets. Buyer shall prepare the purchase price allocation and will share it with Seller within 120 days of the Closing Date, which allocation shall be subject to Seller’s reasonable review and consent (not to be unreasonably withheld, conditioned or delayed). Following Seller’s approval of the allocation pursuant to the preceding sentence, in any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation. All assets of Ponderosa will be stepped up to their fair market value.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER, AND THE COMPANY GROUP

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof:

Section 3.01         Authority of Seller. Seller is a corporation incorporated in the State of Nevada. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and upon execution each Ancillary Agreement to which Seller is a party will constitute a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 3.02         Organization, Authority and Qualification of the Company Group. Each member of the Company Group was duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate or limited liability company power and authority to own, operate or lease its properties and assets and to carry on its business as currently conducted in all material respects. Schedule 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company Group is licensed or qualified to do business, and each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction where such licensing or qualification is required for the conduct of its business as currently conducted in all material respects . All corporate or limited liability company actions required to be taken by the Company Group in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is a party will be duly authorized on or prior to the Closing. Seller has provided to Buyer copies of the certificate of incorporation, certificate of formation, bylaws, operating agreement or equivalent organizational documents of each member of the Company Group, in each case as amended to date.

Section 3.03         Capitalization

(a)         Seller owns all of the issued and outstanding Shares and the Membership Interests. The Shares, together with the Common Stock owned by Buyer, represent one hundred percent (100%) of the issued and outstanding Common Stock of the Company, and the Membership Interests represent 100% of the outstanding membership interests of Ponderosa. All of the Shares and the Membership Interests are duly authorized, validly issued, fully paid and non-assessable, and owned of record and beneficially by Seller, free and clear of all Encumbrances, other than the Permitted Encumbrances. Upon consummation of the transactions contemplated by this Agreement, good and valid title to the Shares and the Membership Interests shall be transferred to Buyer, free and clear of all Encumbrances, other than the Permitted Encumbrances. All of the Shares and the Membership Interests were issued in compliance with applicable Laws. None of the Shares or the Membership Interests were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or subject to or in violation of any preemptive or similar rights of any Person.

(b)         Except as set forth on Schedule 3.03 of the Disclosure Schedules, as of the date hereof, there are no outstanding or authorized preferred or other classes of equity or options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any member of the Company Group or obligating Seller or any member of the Company Group to issue or sell any capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in Schedule 3.03 of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or the Membership Interests.

Section 3.04         No Subsidiaries. Neither Fly Flyte, Inc. nor Ponderosa Air, LLC owns or controls, directly or indirectly, any equity or other ownership interest in any Person. Neither the Company nor Ponderosa has any subsidiaries.

Section 3.05         No Conflicts; Consents. Except as set forth on Schedule 3.05, the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Seller or any member of the Company Group; (b) conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Seller or any member of the Company Group; (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or any member of the Company Group is a party or by which Seller or any member of the Company Group is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company Group; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company Group, other than Permitted Encumbrances. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, or the Company Group in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) filings required under applicable securities Laws, and (ii) customary or ministerial notifications to the FAA and/or DOT of a non-substantive nature that do not require acceptance or approval from the FAA and/or DOT or result in operational restriction.

Section 3.06         Financial Statements. Schedule 3.06 sets forth copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company and the related statements of income as of December 31 for the year 2023, and the unaudited financial statements for the fiscal years ended December 31, 2024 and 2025. Except as set forth in Schedule 3.06(a), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except that the unaudited Financial Statements are subject to normal year-end adjustments and the absence of footnote disclosures, none of which are expected to be material in amount). The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the financial condition of the Company as of the respective dates thereof and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2025, is referred to herein as the “Base Balance Sheet” and the date thereof as the “Base Balance Sheet Date”.

Section 3.07         Undisclosed Liabilities. Except as set forth on Schedule 3.07, the Company has no liabilities, obligations or commitments (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Base Balance Sheet as of the Base Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Base Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) Transaction Expenses or amounts taken into account as current liabilities.

Section 3.08         Absence of Certain Changes, Events and Conditions. Since the date of the Base Balance Sheet: (a) the Seller has conducted the business, in all material respects, in the ordinary course consistent with past practice up until 12:00 a.m. on February 13, 2026; and (b) no event or development has had or is reasonably likely to have a Material Adverse Effect; provided, however, that from and after February 13, 2026 through the Closing Date (the “Transition Period”), the operating costs and payables of the business were assumed by SEG, and Seller’s involvement during such period has been limited to providing transitional support services pursuant to contractual arrangements intended to facilitate continuity of operations pending Closing. Accordingly, Seller makes no representation or warranty under this clause (b) with respect to operational results, expenses or other matters arising during the Transition Period, other than with respect to Seller’s performance of such transition services in all material respects.

Section 3.09         Material Contracts. Schedule 3.09 lists, as of the date of this Agreement, a complete list of the following Contracts to which any member of the Company Group is a party to or bound by (all such Contracts disclosed or required to be disclosed on Schedule 3.09, and any lease or sublease of Real Property, collectively, the “Material Contracts”); each Material Contract is valid, binding and enforceable, and is in full force and effect, except as limited by the Enforceability Exceptions. No party thereto is in default (with or without notice or lapse of time or both). The Seller has delivered to the Buyer true and complete copies of all Material Contracts, including any amendments thereto:

(a)         any Contract pursuant to which any member of the Company Group purchased, in the aggregate, $25,000 or more of goods or services during the twelve (12)-month period immediately preceding December 31, 2025, excluding any Contract with Luxe flights;

(b)         any Contract pursuant to which any member of the Company Group sold, in the aggregate, $25,000 or more of goods or services during the twelve (12)-month period immediately preceding December 31, 2025;

(c)         any Contract containing any future capital expenditure obligations of any member of the Company Group in excess of $25,000;

(d)         any Contract for the licensing of Intellectual Property that is: (A) material to the business of the Company Group taken as a whole, or otherwise the loss of which could be material to the Company Group, taken as a whole;

(e)         any Contract concerning the establishment or operation of a joint venture or other legal arrangement with another Person (other than any member of the Company Group) in order to conduct a common venture or enterprise with such Person;

(f)         any Contract relating to the acquisition or disposition of any business, assets (other than assets acquired in the ordinary course of business) or capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise) under which any member of the Company Group has any remaining obligation with respect to an “earn out,” contingent purchase price, deferred purchase price or similar contingent payment obligation or any remaining material indemnification obligations;

(g)         any Contract the express terms of which materially restrict or limit, or purport to materially restrict or limit, the ability of any member of the Company Group to compete in any business or with any Person or in any geographic area or during any period of time, or that materially restricts the right of any member of the Company Group to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights that are material to the Company Group;

(h)         any Contract relating to or evidencing Indebtedness or creating or resulting in any lien on material assets or relating to the issuance of letters of credit, including (A) any agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on all or any portion of the assets of the Company Group, and (B) any guaranty of any obligation for borrowed money or other material guaranty;

(i)         any material Contract for the settlement of any dispute, claim or any administrative or judicial proceedings that contains any material remaining or ongoing obligations on the part of the Company Group;

(j)         any written employment or consulting Contract (other than offer letters providing for at-will employment in the ordinary course of business) (A) providing for annual base compensation in excess of $125,000, or (B) that provides for severance, change-in-control payments, retention bonuses, or other termination-related payments; or

(k)         any Contract that commits any member of the Company Group to enter into any of the foregoing.

Section 3.10         Title to Assets. The Company Group has good and valid title to, or a valid leasehold interest in, all Real Property, personal property and other assets reflected in the Financial Statements or acquired after the Base Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Base Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances other than the Permitted Encumbrances. No member of the Company Group owns any Real Property.

Section 3.11         Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (“Tangible Property”) of the Company Group are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Tangible Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Tangible Property currently owned or leased by the Company Group, together with all other properties and assets of the Company Group, are sufficient for the continued conduct of the Company Group’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company Group as currently conducted.

Section 3.12         Intellectual Property.

(a)         Schedule 3.12 of the Disclosure Schedules contains a correct, current, and complete list of all Company Intellectual Property, if any.

(b)         To Seller’s Knowledge, the conduct of the Company’s business as conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company Group have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(c)         There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company Group of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company Group’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company Group or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither Seller nor any member of the Company Group is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. No member of the Company Group is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

Section 3.13         Inventory. The Company Group does not maintain any material inventory of goods for resale, raw materials, or work-in-process (“Inventory”). Any inventory maintained by the Company Group consists solely of de minimis office supplies, promotional materials, or similar incidental items used in the ordinary course of business. Such inventory is owned by the Company Group free and clear of Encumbrances other than Permitted Encumbrances and is maintained in quantities consistent with the current operations of the business.

Section 3.14         Accounts Receivable. The accounts receivable reflected on the Base Balance Sheet and the accounts receivable arising after the date thereof through the date hereof (a) arose from bona fide transactions entered into by the Company Group in the ordinary course of business consistent with past practice; (b) are not subject to any material written dispute or claim of set-off, other than ordinary-course billing adjustments and customary credits; and (c) with respect to the accounts receivable reflected on the Base Balance Sheet, such accounts receivable are reflected in a manner consistent with past practices of no Accounts Receivable existing more than forty-five (45) days past due (such accounts receivable, “Accounts Receivable”).

Section 3.15         Insurance and Bonding. Schedule 3.15 of the Disclosure Schedules sets forth a list of all current insurance policies maintained by the Company Group (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement, and the consummation of the transactions contemplated hereby will not require the consent of any insurer and will not result in any cancellation, lapse, or material modification of coverage under any of the Insurance Policies. No member of the Company Group nor any of their respective Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on the Disclosure Schedules, there are no pending written claims under any Insurance Policy as to which coverage has been formally questioned, denied or disputed in writing or for which there is an outstanding reservation of rights. No member of the Company Group is in default under, or has otherwise failed to comply with, in any material respect, any Insurance Policy. The Company Group maintains insurance coverage in compliance with 14 C.F.R. § 205.5(c) (and has met the filing requirements of 14 C.F.R. § 205.4) and such other insurance that Seller believes is customary for similarly situated aviation businesses of comparable size and stage of operations as currently conducted.

Section 3.16         Legal Proceedings; Governmental Orders.

(a)         Except as set forth on Schedule 3.16 of the Disclosure Schedules, there are no Actions pending or, to the Seller’s Knowledge, threatened (a) against or by any member of the Company Group affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company Group); or (b) against or by any member of the Company Group, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)         There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any member of the Company Group, or any of its properties or assets, except as set forth on the Disclosure Schedules.

Section 3.17         Compliance With Laws; Permits.

(a)         Each member of the Company Group is in compliance, in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)         All Permits required for the Company Group to conduct its business have been obtained by it and are valid and in full force and effect, including, but not limited to, the Certificate. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Company Group, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.17(b) of the Disclosure Schedules.

Section 3.18         Employee Benefit Matters.

(a)         Except as set forth on Schedule 3.18(a), there are no current employment or consulting Contracts by which any member of the Company Group is bound other than offer letters providing for at-will employment in the ordinary course of business, and no deferred compensation, bonus, incentive compensation, stock option, severance or termination pay agreement or plan or any other employee benefit plan, agreement, arrangement or commitment, whether formal or informal, maintained, entered into or contributed to, or which is required to be maintained, entered into or contributed to, by the Seller for the benefit of any current or former employee, officer or director of the business, or with respect to which the Seller has any liability, contingent or otherwise, in connection with the business (collectively, “Benefit Plans”) other than liabilities arising in the ordinary course of business consistent with past practice and that are not material in amount. Except as set forth on Schedule 3.18(a), none of the Benefit Plans is a multiemployer plan (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), or provides post-employment welfare benefits (except to the extent required by Section 4980B of the Code). All of the Benefit Plans currently comply, and have complied in the past, both as to form and operation, with the terms of such Benefit Plans and with the applicable provisions of ERISA, the Code and other applicable Law.

(b)         Each individual who is classified by any member of the Company Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

Section 3.19         Employment Matters.  No member of the Company Group is a party to any contract or collective bargaining agreement with any labor organization that pertains to any employees, officers or directors of the business. No organization or representation question, labor dispute or unfair labor practice or complaint is pending or, to Seller’s Knowledge, has been threatened in writing in connection with the business in the past three (3) years. Nothing herein shall be construed as an obligation of the Company Group to continue the employment of any employee, officer or director of the business or otherwise to assume any pre-Closing Liability for salary, benefits, pension or other benefit plans relating thereto, except to the extent required by applicable Law.

Section 3.20         Taxes.

(a)         All Tax Returns required to be filed on or before the Closing Date by each member of the Company Group have been, or will be, timely filed (taking into account any valid extensions), other than the 2024 federal and applicable state income Tax Returns, which are currently pending completion of the Company’s 2024 audit and are expected to be filed promptly following completion of such audit, as disclosed on the Disclosure Schedules. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by any member of the Company Group (whether or not shown on any Tax Return) have been timely paid in all material respects, other than (i) Taxes not yet due and payable, and (ii) amounts disclosed on Schedule 5.08 (including Federal Excise Taxes and Segment Fees) and the Disclosure Schedules.

(b)         Each member of the Company Group has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law, in all material respects.

(c)         No claim has been made by any taxing authority in any jurisdiction where the Company Group does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)         No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company Group, other than customary extensions obtained in the ordinary course of business.

(e)         All deficiencies asserted, or assessments made, against the Company Group as a result of any examinations by any taxing authority have been fully paid, settled, reserved against, or are being contested in good faith except as set forth on the Disclosure Schedules.

(f)         No member of the Company Group is a party to any Action by any taxing authority. There is no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority, except as disclosed on the Disclosure Schedules.

(g)         Seller has made available to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company Group for all Tax periods ending after December 31, 2024, other than the 2024 income Tax Returns, which have not yet been filed as described above.

(h)         There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company Group, other than Permitted Encumbrances and amounts disclosed on Schedule 5.08 and the Disclosure Schedules.

(i)         The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the fact of the most recent balance sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company filing their Tax Returns.

(j)         The Company Group is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)         The Company Group has not been a member of an affiliated group filing a consolidated federal income Tax Return and has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(l)         The Company Group has not distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

Section 3.21         Environmental Matters.

(a)         (i) Neither Seller nor any member of the Company Group has engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property for the purpose of manufacturing, generating, handling, storing, transferring, treating or disposing of, or in any way involving release of, any Hazardous Materials on, under, in or about any Real Property; (ii) to Seller’s Knowledge, no Hazardous Materials have been released on, into, upon or about any Real Property, and no Hazardous Materials have migrated from or to any adjacent properties during the Company Group’s use or occupancy of any such Real Property; (iii) to Seller’s Knowledge, Seller has not received any notices, requests for information, claims, subpoenas or summons from any person that allege any violation by any member of the Company Group of Environmental Law or Environmental Permits, whether or not corrected, or any Environmental Liabilities of any member of the Company Group since the Flewber Acquisition Date; (iv) to Seller’s Knowledge, there are no pending or threatened Actions against any member of the Company Group or any of its respective predecessors in interest and there exists no basis for any Action, involving any member of the Company Group, the Seller or the Real Property, related to either any violation or alleged violation of Environmental Law, whether or not corrected, or any Environmental Liabilities since the Flewber Acquisition Date; (v) to Seller’s Knowledge, all Real Property and all current activities and operations during the Company Group’s occupancy of any such Real Property comply with all Environmental Laws; (vi) the Company Group has obtained all Permits, licenses, registrations, certificates, approvals and other authorizations required pursuant to Environmental Law (“Environmental Permits”); (vii) all such Environmental Permits are in full force and effect; and the Seller has not received any notice regarding the revocation, suspension or amendment of any Environmental Permit; and (viii) the Seller has supplied the Buyer with true and complete copies of all notices, reports (including Phase I and Phase II environmental site assessments) and other documents received by the Seller or in the Seller’s possession since the Flewber Acquisition Date relating to (A) any environmental conditions at any facility or real property ever owned, operated or leased by or on behalf of the Company Group or any of its respective predecessors in interest, (B) the Company Group’s compliance with Environmental Law or Environmental Permits or (C) any Environmental Liability of the Company Group or any of its respective predecessors-in-interest

(b)         For the purposes of this Agreement: (i) “Environmental Liabilities” means all fees (including, but not limited to, attorneys’ and consultants’ fees), costs and expenses (including, but not limited to, costs of investigation, monitoring and cleanup), fines, penalties, judgments, settlements and liabilities, whether accrued, fixed or contingent, known or unknown, and whether or not included in a schedule to this Agreement since the Flewber Acquisition Date, any of which are incurred at any time arising out of, based on or resulting from (A) the presence or Release of Hazardous Materials into the environment, on or prior to the Closing Date, upon, beneath, or from any Real Property or other location (whether or not owned or operated by the Seller at the time such Hazardous Materials were present or released) where the Seller conducted operations or generated, stored, released, sent, transported, or disposed or arranged for the disposal of Hazardous Materials, (B) human exposure to Hazardous Materials or (C) any violation of Environmental Law by the Seller on or prior to the Closing; (ii) “Hazardous Materials” means any substance, material, chemical or waste that is defined, classified or regulated as a “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant” under any Environmental Law, including but not limited to gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos, lead or urea formaldehyde foam insulation, the presence of which requires reporting, investigation, monitoring, maintenance, removal, abatement, mitigation or Remediation under any Environmental Law or which causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to human health and safety or the environment; (iii) “Environmental Law” means all Laws (including common law), statutes, regulations, rules, policy, guidance, ordinances, codes, orders, approvals and similar items, of all Governmental Authorities and all judicial and administrative and regulatory writs, injunctions, decrees, judgments and orders relating to (A) occupational health or safety; (B) the protection of human health, natural resources or the environment; (C) the treatment, storage, disposal, handling or Release of Hazardous Materials or Remediation of Releases; or (D) exposure of persons to Hazardous Materials; (iv) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Material in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Materials; and (v) “Release” means any spilling, leaking, pumping, emitting, emptying, pouring, discharging, depositing, injecting, escaping, leaching, migrating, dumping, or disposing (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Materials) into the environment.

Section 3.22         Related Party Interests and Transactions. Except as provided in this Agreement or set forth on the Disclosure Schedules (including, for the avoidance of doubt, (x) the Promissory Note, dated as of February 27, 2025, with the original principal amount equal to $365,000 payable by the Company to Marc Sellouk, and (y) the $23,586 American Express balance incurred by Marc Sellouk in connection with Company expenses, each of which constitutes an Assumed Liability, (i) to Seller’s Knowledge, there is no material agreement, arrangement or understanding between Seller, any of Seller’s Affiliates (other than the Company Group), or any of their respective officers or directors (each, including Seller, a “Related Party”), on the one hand, and any member of the Company Group, on the other hand, nor any material advances or other material amounts owing to or from the Company Group by or to any Related Party, other than in the ordinary course of business consistent with past practice, and (ii) to Seller’s Knowledge, no Related Party (a) owns any interest in any property, assets or rights used in the business of the Company Group, (b) is engaged in any business dealings or transactions with the Company Group other than in the ordinary course of business at prevailing market terms, or (c) is or has been employed by any member of the Company Group.

Section 3.23         No FAA or DOT Enforcement or Investigations. Except as set forth on Schedule 3.23, to Seller’s Knowledge, no member of the Company Group is subject to any pending enforcement action, civil penalty, administrative proceeding, Notice of Investigation (“NOI”), Letter of Investigation (“LOI”), emergency order, or certificate action (including suspension, limitation, amendment or revocation) issued by the FAA or DOT. To Seller’s Knowledge, no such written enforcement action has been initiated or threatened in writing during the past three (3) years. Seller makes no representation with respect to routine FAA or DOT oversight, surveillance activities, informal communications, or matters resolved in the ordinary course of business without material penalty. Seller further represents that it has not received written notice of any facts or circumstances that would reasonably be expected to result in a material FAA or DOT enforcement action.

Section 3.24         No Open FAA or DOT Findings; Surveillance Matters. Except as set forth on Schedule 3.24, to Seller’s Knowledge, the Company Group has not received any written notice of unresolved FAA or DOT findings or corrective action plans that remain open and that would reasonably be expected to result in a material enforcement action or material operational restriction. Seller makes no representation with respect to routine surveillance activities, informal findings, or matters addressed in the ordinary course of business.

Section 3.25         Management Personnel Compliance; Notifications (14 C.F.R. Part 119). To Seller’s Knowledge, all management positions required under 14 C.F.R. Part 119, including Director of Operations, Chief Pilot, Director of Maintenance, and any other required management personnel, are duly filled by individuals who meet the applicable qualification and experience requirements in all material respects. To Seller’s Knowledge, all material notifications and filings required to be made to the FAA with respect to such management personnel have been made in all material respects. To Seller’s Knowledge, there is no pending or threatened in writing FAA action to disqualify or remove any such individual that would reasonably be expected to result in a material operational restriction. Seller makes no representation with respect to routine FAA communications or informal correspondence.

Section 3.26         Operations Specifications. Ponderosa’s Operations Specifications (“OpSpecs”) are to Seller’s Knowledge, valid and in full force and effect in all material respects. To Seller’s Knowledge, the Company Group has not received written notice of any pending amendment, suspension or material limitation of the OpSpecs that would reasonably be expected to materially restrict the Company Group’s current operations. Seller makes no representation with respect to routine updates, administrative revisions, or informal FAA communications.

Section 3.27         Aircraft Airworthiness and Maintenance. Each aircraft operated, leased, or managed by the Company Group is, to Seller’s Knowledge, airworthy and maintained in compliance with all material respects with applicable FAA regulations and approved maintenance programs; provided, however, that the Company Group has entered into a lease agreement with respect to Vision Jet N696MR, which aircraft is currently undergoing conformity and is not yet operational. To Seller’s Knowledge, all required inspections for operational aircraft are current in all material respects, all applicable airworthiness directives have been complied with in all material respects, and no operational aircraft is subject to deferred maintenance beyond applicable Minimum Equipment List limits, except as permitted thereunder. Maintenance and airworthiness records are maintained in the ordinary course of business consistent with industry practice. To Seller’s Knowledge, no aircraft is subject to any material maintenance, mechanic’s, or similar lien, other than Permitted Encumbrances.

Section 3.28         No NTSB Investigations. To Seller’s Knowledge, the Company Group has not received written notice of any pending investigation by the National Transportation Safety Board involving the Company Group that would reasonably be expected to result in a material enforcement action or material operational restriction. Seller makes no representation with respect to routine incident reporting or informal inquiries.

Section 3.29         No Required Regulatory Approvals; Change in Control. To Seller’s Knowledge, the transactions contemplated by this Agreement do not require a transfer or reissuance of the Company Group’s existing DOT air taxi approval, FAA certificates or operating authority. Except for customary notifications to the FAA and DOT, and any other filings required by applicable Law, Seller has not received written notice that any approval, consent or determination of fitness is required in connection with the transactions contemplated hereby. Following the Closing, the Company Group intends to continue operations under its existing DOT air taxi approval, FAA certificates and OpSpecs, subject to applicable Law and FAA and DOT oversight. Seller has not received written notice from the FAA or DOT asserting that the transactions contemplated hereby will require reissuance of certificates or result in a material operational restriction.

Section 3.30         Aircraft Leases; Aviation Contracts. To Seller’s Knowledge, the consummation of the transactions contemplated hereby will not result in a material default under any material aircraft lease, dry lease, wet lease, aircraft management agreement, hangar lease, or other material aviation-related contract, except for any consent requirements disclosed on the Disclosure Schedules or where any such default would not reasonably be expected to result in a Material Adverse Effect.

Section 3.31         Aviation Insurance. The Company Group maintains all aviation insurance required by applicable Law, OpSpecs, and material contracts in all material respects. All premiums with respect to such policies are current and paid in full in all material respects, and the Company Group has not received any written notice of cancellation, nonrenewal, or material modification. To Seller’s Knowledge, the consummation of the transactions contemplated hereby does not require insurer consent, other than customary notices, and Seller has not received written notice that such transactions will result in cancellation or material reduction in coverage. Seller makes no representation with respect to future premium adjustments or underwriting determinations made after Closing.

Section 3.32         Pilot and Crew Labor Matters. To Seller’s Knowledge, there are no pending or threatened in writing material claims or investigations alleging misclassification of pilots or flight crew, and no pending material wage disputes involving pilots or flight crew. To Seller’s Knowledge, there is no current union organizing activity, collective bargaining agreement, labor dispute, strike, slowdown, or work stoppage involving the Company Group. Seller makes no representation with respect to matters arising after the date hereof.

Section 3.33         Brokers. Except as set forth on the Disclosure Schedules (including Majar Advisors, LLC, which is engaged pursuant to a monthly retainer consulting arrangement and may be eligible for a discretionary cash bonus as determined solely by Seller), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Seller. Any such discretionary bonus shall be paid solely by Seller and shall not constitute a liability of the Company Group or Buyer.

Section 3.34         Disclosure. None of the representations or warranties of Seller contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered by or on behalf of Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01         Organization and Authority of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by the Enforceability Exceptions. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions. Buyer acknowledges that stockholder approval may be required under applicable Law or stock exchange rules in connection with the issuance of the Preferred Shares contemplated hereby. Buyer represents that its Board of Directors has duly authorized the execution, delivery and performance of this Agreement and the issuance of the Preferred Shares. Buyer shall use commercially reasonable efforts to obtain any such required stockholder approval promptly following the Closing. The failure to obtain such stockholder approval shall not relieve Buyer of its obligations under this Agreement or the Note, including the obligation to pay the Purchase Price in full. Buyer is not insolvent and, after giving effect to the transactions contemplated hereby, will not be insolvent, will be able to pay its debts as they become due, and will have adequate capital to carry on its business.

Section 4.02         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the governing documents of Buyer; (b) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.04         Litigation. Buyer is not a party (including by reason of any crossclaim or counterclaim) to any Action, nor to the knowledge of Buyer, is anyone asserting or threatening to make Buyer a party to any such Action, that challenges or seeks to prevent, enjoin or otherwise delay the consummation of the transaction set forth herein.

Section 4.05         Investment Intent. Buyer is acquiring the Shares and the Membership Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares or the Membership Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended.

ARTICLE V
COVENANTS

Section 5.01         Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company Group, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02         Non-Competition; Non-Solicitation.

(a)         For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any member of the Company Group and customers or suppliers of the Company Group.

(b)         During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit for employment in the Restricted Business any then-current executive-level or management employee of the Company Group with whom Seller had material contact during the twelve (12) months prior to the Closing or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees. For the avoidance of doubt, this Section shall not prohibit (i) the hiring of any employee who responds to a general advertisement not targeted at such employee, (ii) the hiring of any employee whose employment has been terminated by Buyer or the Company Group, or (iii) the hiring of any employee who has not been employed by the Company Group for at least six (6) months.

(c)         During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any client or customer of the Company Group with whom Seller had business contact during the twelve (12) months prior to the Closing, for purposes of diverting their business in the Restricted Business within the Territory or services from the Company Group. Nothing herein shall prohibit Seller or its Affiliates from engaging in any business that is not the Restricted Business, including providing services unrelated to any FAA Part 135 air carrier operation.

(d)         Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction; provided, however, that nothing herein shall limit a court’s discretion to require the posting of a bond or other security in accordance with applicable Law.

(e)         Seller acknowledges that the restrictions contained in this Section 5.02 are intended by the parties to be reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03         Governmental Approvals and Consents.

(a)         Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate in good faith and in a commercially reasonable manner with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals; provided, however, that nothing herein shall require Seller to incur any material out-of-pocket expense, commence litigation, or agree to any material restriction, divestiture, or modification of its rights or obligations. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Except as otherwise expressly set forth herein, each party shall bear its own costs and expenses incurred in connection with obtaining such consents, authorizations, orders and approvals.

(b)         Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all Persons that are described in Schedule 3.05; provided that Seller shall not be required to incur any material out-of-pocket expense or commence litigation in connection therewith.

(c)         If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any member of the Company Group is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate in good faith and in a commercially reasonable manner with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable; provided that Seller shall not be required to incur any material out-of-pocket expense, commence litigation, or agree to any material modification of its rights or obligations. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide the Company Group with the rights and benefits of the affected Contract for the term thereof, solely to the extent such arrangement is legally permissible and does not expose Seller to material liability, and, if Seller provides such rights and benefits, the Company Group shall assume all obligations and burdens thereunder and, if Seller provides such rights and benefits, the Company Group shall assume all obligations and burdens thereunder.

Section 5.04         Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall, and each party to this Agreement shall cause its Representatives not to, make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent may be withheld in such other party’s sole discretion), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.05         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute, and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.06         Pre-Closing Distributions. Seller shall cause each member of the Company Group to distribute all of the Personal Property set forth on Schedule 1.1 prior to the Closing. For the avoidance of doubt, Seller-owned software currently used in operations of the Company Group as set forth on Schedule 1.1 (the “Shared Software”) hereto shall not be required to be transferred to the Company Group at Closing. The Seller shall permit each member of the Company Group to continue to use such Shared Software during until such software is replaced, which shall not exceed May 1, 2026.

Section 5.07         Books and Records. Buyer shall cause each member of the Company Group to provide access to the books and records of the Company Group, Seller and their Representatives, for reasonable business purposes related to compliance with this Agreement or the payment of Taxes, at all reasonable times during normal business hours, for a six (6) year period after the Closing Date, as reasonably requested by Seller. The right of access includes the right to make extracts or copies.

Section 5.08         Assumed Liabilities. Effective as of the Closing, Buyer hereby expressly assumes and agrees to pay, perform, and discharge when due the liabilities and obligations of the Company specifically set forth on Schedule 5.08 attached hereto (the “Assumed Liabilities”); provided, however, that the aggregate amount required to be paid, performed, or discharged by Buyer with respect to the Assumed Liabilities shall not exceed the amount set forth on Schedule 5.08 (the “Assumption Cap”). For the avoidance of doubt, the Assumed Liabilities shall not include any liabilities arising from DOT or FAA enforcement actions, certificate actions, civil penalties, compliance remediation, or operational restrictions based on facts or circumstances occurring on or prior to the Closing Date.

Section 5.09         Shareholder Approval. Following the Closing, Buyer shall use its reasonable best efforts to submit the issuance of the Preferred Shares and the shares of common stock of Buyer into which the Preferred Shares are convertible for approval of its shareholders as required under applicable Law, the NYSE rules and regulations and Buyer’s organizational documents. The obligations of Buyer hereunder remain subject in all respects to the officers’ and board of directors’ compliance with their fiduciary duties under applicable Laws.

ARTICLE VI
TAX MATTERS

Section 6.01         Tax Covenants.

(a)         Without the prior written consent of Buyer, Seller (and prior to the Closing Date, the Company Group, its Affiliates and their respective Representatives) solely with respect to the Company Group, shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction outside the ordinary course of business that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer, or the Company Group in respect of any Post-Closing Tax Period. For the avoidance of doubt, this Section 6.01(a) shall not apply to, limit or restrict Seller’s authority with respect to Tax Returns or Tax matters for the taxable year ending December 31, 2024, which shall remain subject to Section 6.01(c).

(b)         All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by the Seller when due; provided, however, that any such Taxes arising as a result of Buyer’s financing arrangements, post-Closing restructuring, or actions taken by Buyer shall be borne solely by Buyer. Buyer will timely file all Tax Returns required to be filed in connection with such Transfer Taxes (unless Seller is legally required to file such Tax Returns) and shall provide Seller with reasonable evidence of such filings and payments upon request. Buyer shall be responsible for any penalties or interest resulting from its failure to timely file or pay such Transfer Taxes.

(c)         Seller shall prepare and file, or cause to be prepared and filed, at Seller’s expense, all Tax Returns of the Company Group for the taxable year ending December 31, 2024. Seller shall prepare, or cause to be prepared, at Seller’s expense, all Tax Returns required to be filed by each member of the Company Group for the taxable year ending December 31, 2025, and Buyer shall cause the Company Group to timely file such Tax Returns. Buyer shall prepare, or cause to be prepared, all Tax Return required to be filed by each member of the Company Group for all taxable periods beginning on or after January 1, 2026. Buyer shall, and shall cause the Company Group to, provide Seller and Seller’s accountants reasonable access to books, records, workpapers, and personnel, and execute and deliver such powers of attorney and signature authorizations as may be reasonably necessary to permit Seller to prepare and file the 2024 Tax Returns. Any Tax Return for the 2024 and 2025 taxable years shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or accounting method, and shall not take any position inconsistent with past practice that would reasonably be expected to increase Seller’s liability. To the extent Seller has any indemnification exposure with respect to the 2024 or 2025 taxable year, Buyer shall provide Seller with a draft of any amendment to a 2024 or 2025 Tax Return at least forty-five (45) days prior to filing, and Seller shall have fifteen (15) days to review and comment thereon, which comments shall not be unreasonably rejected. No amendment to any 2024 or 2025 Tax Return (or other Tax Return for a taxable period ending on or before December 31, 2025) shall be filed without Seller’s prior written consent, which may not be unreasonably withheld. Buyer shall have sole responsibility for preparing, filing, and paying all Taxes attributable to the 2026 taxable year and all subsequent taxable periods, including any Taxes arising from or attributable to the transactions contemplated by this Agreement (except Transfer Taxes which shall be governed by Section 6.01(b)), and Seller shall have no liability for any Taxes attributable to such periods, except to the extent expressly set forth in this Agreement.

Section 6.02         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be paid by Seller and:

(a)         in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)         in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03         Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company Group. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities; provided, however, that neither party shall be required to waive any attorney-client privilege, work product protection, or other applicable privilege. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Group for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Group for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.04         Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law, and the parties shall report such payments consistently for all applicable Tax purposes.

Section 6.05         Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied from Seller by wire transfer of immediately available funds within ten (10) Business Days after such amount has been finally determined and is no longer subject to dispute. Any amounts payable to Seller pursuant to this ARTICLE VI shall likewise be paid by wire transfer of immediately available funds within ten (10) Business Days after such amount has been finally determined and is no longer subject to dispute. No party shall be required to make any payment under this ARTICLE VI until the underlying liability has been finally determined pursuant to the procedures set forth herein.

Section 6.06         Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations plus one hundred and twenty (120) days; provided, that, Seller shall not be responsible for any extension of the statute of limitations agreed to by Buyer without Seller’s prior written consent.

Section 6.07         Tax Proceedings. In the event of any Action relating to Taxes or Tax Returns (a “Tax Proceeding”) with respect to any taxable year ending December 31, 2024 or December 31, 2025 which could result in an indemnification obligation of Seller pursuant to this Agreement, Buyer shall promptly provide notice to Seller of such Tax Proceeding; provided, however, that Buyer’s failure to provide such notice to Seller shall not affect any parties rights hereunder unless and to the extent such failure materially prejudices the Seller’s ability to defend itself in a matter related thereto. Seller will have the right to control, at its sole expense, the conduct of any such Tax Proceeding with counsel of its choice so long as Seller notifies Buyer in writing, within fifteen (15) Business Days of receipt by Seller of the notice contemplated above, of Seller’s intent to assume the control of the conduct of any such Tax Proceeding. If Seller has exercised his or her right to assume such control, Buyer may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Seller) in any such matter, and in such event counsel selected by Seller shall be required to cooperate with such counsel of Buyer in such defense, compromise or settlement; provided that Seller shall not be responsible for the fees or expenses of any separate counsel retained by Buyer. If Seller is conducting any Tax Proceeding in accordance with this Section, (i) Buyer will not consent to the entry of any judgment or enter into any settlement with respect to the Tax Proceeding, nor take any voluntary action prejudicial to the determination of the Tax Proceeding, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) Seller will not consent to the entry of any judgment or enter into any settlement with respect to the Tax Proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.08         Transaction Tax Deductions. Any and all deductions related to (i) expenses incurred by the Company Group with respect to Indebtedness being paid in connection with the Closing, and (ii) all transaction expenses and payments that are deductible for Tax purposes, including Transaction Expenses and other fees and expenses of legal counsel, accountants, and investment bankers (such deductions described in clauses (i) and (ii), the “Transaction Tax Deductions”) shall to the fullest extent permitted by applicable Law, be treated as attributable to and shall be claimed in a taxable period (or portion of the Straddle Period) ending on or prior to the Closing Date, except as otherwise required by applicable Law. Buyer shall not take any position inconsistent with the foregoing allocation unless required by a final “more likely than not” determination under applicable Law and only after prior written notice to Seller and good faith consultation with Seller. To the extent it is established in accordance with the procedures set forth in this Section 6.09 that any Transaction Tax Deduction does not accrue to the Seller and results in a reduction of the federal, state or local income, franchise or similar Taxes of the Company Group, Buyer or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period that begins after the Closing Date (each such reduction, a “Tax Reduction”), then Buyer shall pay to Seller an amount equal to one hundred percent (100%) of such Tax Reduction. For purposes of this Section 6.09, the amount of any Tax Reduction shall be determined after taking into account all other applicable items of income, gain, deduction or loss (or any other Tax attributes) of the Company Group, any subsidiary of Buyer or any Affiliate of Buyer. Buyer shall be required to claim, and to cause the Company Group and any Affiliate or successor thereof to claim, a deduction or similar Tax item (and to claim no income, gain or similar Tax item) with respect to a Transaction Tax Deduction unless there is no reasonable basis for doing so under the standards of the Code. Buyer shall make a good faith effort to claim such deduction in the earliest taxable period in which it is permitted. Any dispute regarding whether the standard set forth in the preceding sentence is met, or regarding the calculation of the Tax Reduction, shall be referred to the Independent Accountant for final resolution. The determination of the Independent Accountant shall be final and binding absent manifest error, and the costs and expenses of the Independent Accountant shall be borne 50% by Buyer and 50% by Seller. Payment of any Tax Reduction shall be made within five (5) Business Days following the filing of the applicable Tax Return (including extensions) reflecting such Tax Reduction, together with interest on the amount of such payment computed at the applicable federal rate (determined under Section 1274 of the Code). Seller shall refund to Buyer any Tax Reduction, and any interest and penalties thereon, to the extent it has been paid by Buyer to Seller but is subsequently disallowed. Any payment owed by Seller to Buyer shall pursuant to the preceding sentence shall be made within five (5) Business Days following a determination that the Tax Reduction, including any penalties and interest thereon, is disallowed.

Section 6.09         Tax Disclaimer. Notwithstanding anything to the contrary herein, Seller and Buyer agree that Seller makes no representation or warranty, and provides no other assurance, with respect to the amount of any Tax attributes of the Company Group, or with respect to the availability on and after the Closing Date of any Tax attributes of the Company Group. Seller shall have no Liability for any Taxes resulting from or arising with respect to any sale of the Company Group (or any assets thereof) arising after and following the Closing Date.

ARTICLE VII
INDEMNIFICATION

Section 7.01         Survival.

(a)         The representations and warranties of each member of Seller and Buyer contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing until the date that is eighteen (18) months from the Closing Date; provided, however, that:

(i)         the representations and warranties set forth in Sections 3.01, 3.02 and 4.01 (Authority and Organization), Section 3.03 (Capitalization), Section 3.10 (Title to Assets), Section 3.17 (Compliance with Law; Permits) and Sections 3.33 and 4.03 (Brokers), Section 3.23 (No FAA Enforcement or Investigations), Section 3.24 (No Open FAA Findings; Surveillance), Section 3.25 (Management Personnel Compliance; Notifications), Section 3.26 (Operations Specifications), Section 3.27 (Aircraft Airworthiness and Maintenance), Section 3.28 (No NTSB Investigations), Section 3.29 (No Required Regulatory Approvals; Change in Control), Section 3.30 (Aircraft Leases), Section 3.31 (Aviation Insurance) and Section 3.32 (Pilot and Crew Labor Matters) (collectively, referred to herein as, the “Fundamental Representations”), and any claim based on fraud or intentional misrepresentation in the making or intentional breach of any representation or covenant, shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations;

(ii)         the representations and warranties set forth in Section 3.20 and ARTICLE VI relating to Taxes shall survive until 120 days following the expiration of the applicable statute of limitations;

(iii)         the representations and warranties set forth in Section 3.21 relating to environmental matters shall survive until 120 days after the applicable statute of limitations; and

(iv)         the covenants and agreements of the Seller and Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

(b)         Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02         Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company Group) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)         any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any Ancillary Documents;

(b)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)         any Transaction Expenses of the Company Group outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment;

(d)         any Loss from the failure to obtain a third-party consent required by the Company Group;

(e)         any Indebtedness not set forth on the Closing Indebtedness Certificate;

(f)         any amounts in excess of the Assumption Cap; and

(g)         any Losses arising out of or resulting from any DOT or FAA enforcement action, certificate action, OpSpecs limitation, required requalification, or determination of lack of fitness, in each case to the extent based on facts, circumstances, conditions, or operations occurring on or prior to the Closing Date.

Section 7.03         Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)         any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement or any Ancillary Documents; and

(b)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04         Limitations on Indemnification.

(a)         Except with respect to breaches of Fundamental Representations and claims based on fraud, intentional misrepresentation and willful misconduct, the indemnifying party shall not be liable for indemnification under Section 7.02(a) or Section 7.03(a) until the aggregate amount of such Losses exceeds one percent (1.0%) of the Purchase Price, upon which the indemnifying party shall be required to pay and be liable for all Losses.

(b)         Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses which may be recovered from an indemnifying party arising out of or relating to the causes set forth in Section 7.02(a) or Section 7.03(a), as the case may be, shall be an amount equal to ten percent (10%) of the Purchase Price; provided, that the foregoing clause shall not apply to Losses arising out of or relating to any Fundamental Representation, or any representation or warranty in the event of fraud, willful misconduct, or intentional misrepresentation, which shall be capped at the Purchase Price, which shall be paid out in the same proportion of cash and preferred stock as the Initial Closing Date Payment, Post-Closing Payments, and the Preferred Shares. For the avoidance of date, the cash payment shall not exceed the actual cash received in the Initial Closing Date Payment and Post-Closing Payments.

(c)         Buyer shall not be entitled to indemnification for any breach of representation or warranty to the extent Buyer had actual knowledge of the inaccuracy or breach thereof prior to the Closing Date.

(d)         Except in the case of fraud, intentional misrepresentation or willful misconduct, the indemnification provisions set forth in this ARTICLE VII shall constitute the sole and exclusive remedy of the parties with respect to any breach of this Agreement or otherwise relating to the transactions contemplated hereby.

Section 7.05         Indemnification Procedures.

(a)         Upon a Final Determination of an indemnification claim, if Buyer is the indemnified party, Buyer may deliver written notice to Seller electing to have any amount owed to Seller pursuant to the Post-Closing Payments reduced by an amount equal to such indemnity amount, and in such event Buyer shall have no further obligation to pay Seller such amount(s) so offset from the Post-Closing Payments (the “Post-Closing Payment Setoff”); provided, however, that (i) no Post-Closing Payment Setoff shall be permitted with respect to any disputed claim unless and until such claim has been finally determined in accordance with this ARTICLE VII, (ii) any such Post-Closing Payment Setoff shall be subject to the limitations set forth in Section 7.03, and (iii) notwithstanding anything to the contrary herein, no Post-Closing Payment Setoff shall be applied against the first five (5) scheduled Post-Closing Payments due under the Promissory Note, which payments shall in all events be paid when due and shall not be subject to setoff or reduction for any indemnification claim. Buyer may repeat such setoff until the Post-Closing Payments equal zero (0) dollars. To the extent that the amount of Losses payable pursuant to the applicable indemnification claim exceeds the total Post-Closing Payments owed to Seller, the amount of such excess shall be paid by Seller, subject in all respects to the limitations set forth in Section 7.03. The right to setoff provided by this Section 7.05 shall be in addition to, and not in lieu of, any other rights or remedies that may accrue to Buyer as a result of any indemnity claim against Seller.

(b)         Payment of amounts due under this indemnity shall be made promptly following Final Determination of such indemnification claim in accordance with this ARTICLE VII by wire transfer of immediately available funds to an account designated in writing by the indemnified party to the indemnifying party, but only after written notice is provided by the party claiming indemnification to the indemnifying party, explaining in detail the substance of the claim and the parties having at least thirty (30) days to discuss and resolve the matter. If the indemnifying party fails to respond within such thirty (30) day period, then the indemnification claim shall be deemed final solely for purposes of proceeding to binding determination in accordance with this Section and not as to the amount of Losses absent mutual written agreement of the parties or a binding determination by the independent third party described below. If the matter giving rise to the indemnification claim is curable and is cured by the indemnifying party within such thirty (30) day period and the indemnified party is not materially damaged, then no indemnification claim shall result. If the parties are unable to reach mutual agreement on the indemnification claim and resulting monetary damages or Post-Closing Payment Setoff within such thirty (30) day period, then the parties agree to seek resolution from a mutually agreed third party (whose decision shall be binding) prior to any indemnification claim being finalized, assessed and due and payable by the indemnifying party. The parties shall equally share the cost of the independent third party. If the event giving rise to indemnification is an Action initiated by a Person not a party to this Agreement, then the indemnifying party shall have the right to assume control of the defense of such Action, provided that the indemnifying party shall obtain the prior written consent of the indemnified party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim; provided, however, that no such settlement shall impose any non-monetary obligation on the indemnified party without its prior written consent.

Section 7.06         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE VIII
MISCELLANEOUS

Section 8.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, brokers, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt or upon refusal to accept the notice); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission, which may be computer-generated) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Creatd, Inc. 169 Madison Ave. STE 2774 New York, NY 10016 Attention: Jeremy Frommer E-mail: jeremy@creatd.com

with a copy to:	Robby Tal Attention: Robby Tal E-mail: robby@creatd.com

If to Buyer:	Catheter Precision, Inc. 1670 Highway 160 West, Suite 205 Fort Mill, South Carolina 29708 Attention: David Jenkins E-mail: DJenkins@catheterprecision.com

with a copy to:	Albrecht Law Attention: Eli Albrecht E-mail: Eli@Albrecht.Law

Section 8.03         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; provided, however, that in the event of any inconsistency between the terms of this Agreement and the Disclosure Schedules, the terms of this Agreement shall control, except to the extent a Disclosure Schedule expressly and specifically identifies a permitted exception to a particular representation or warranty.

Section 8.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a manner that preserves, to the greatest extent practicable, the allocation of risk and economic benefits reflected in this Agreement immediately prior to such determination in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06         Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08         No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Release.

(a)         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DOES NOT HAVE SUBJECT MATTER JURISDICTION, SUCH SUIT, ACTION OR PROCEEDING SHALL BE BROUGHT IN THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF REQUIRED, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY REGISTERED OR CERTIFIED MAIL (RETURN RECEIPT REQUESTED) TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH SUIT, ACTION OR PROCEEDING. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

(d)         Seller Waiver and Release. Effective for all purposes as of immediately prior to the Closing, Seller (on behalf of itself and such it’s successors and assigns) (collectively, the “Seller Releasors”), irrevocably and unconditionally releases and forever discharges Buyer, its Affiliates (including, from and after the Closing, each member of the Company Group), and its and their respective current and former direct and indirect equityholders, members, directors, managers, partners (limited and general), officers, employees, agents, representatives and their respective successors and assigns (collectively, the “Seller Releasees”) from any and all Actions, claims, charges, complaints, causes of action, damages, Losses, costs, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, and whether at law or in equity, that such Seller Releasor has, had, or may have, in any capacity, against any Seller Releasee, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date arising out of or related to the Company Group, its Affiliates and its or their respective officers, directors and Representatives; provided, that nothing contained in this Section 8.10(d) shall be deemed to limit (i) any rights pursuant to this Agreement or any Ancillary Agreements (including any claims arising from or relating to any breach of this Agreement or any Ancillary Agreement occurring after the Closing), (ii) any rights to indemnification or advancement of expenses to which the current and former directors and officers of the Company are entitled pursuant to this Agreement or the Company Group’s governing documents or (iii) any claims based on fraud, willful misconduct, or intentional misrepresentation; provided, further, that each Seller Releasor agrees not to make, and to waive any claim for, indemnification, advancement of expenses, exculpation or contribution from any Seller Releasee under the Company Group’s governing documents, or any indemnification agreement, arrangement or understanding with any Seller Releasee, arising out of or related to any dispute between any Seller Releasee, on the one hand, and a Seller Releasor (acting in any capacity), on the other hand, with respect to any matter arising out of or related to this Agreement or the Ancillary Agreements, other than as may be specifically provided for in ARTICLE VII herein.

Section 8.11         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:
CREATD, INC. By: _____________________ Name: Title:
BUYER: CATHETER PRECISION, INC.
By: _____________________ Name: Title:

[Signature Page to Purchase Agreement]

Schedule I

Defined Terms

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Stock Power and Assignment Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in Delaware are authorized or required by federal Law to be closed for business.

“Closing Indebtedness Certificate” means a certificate executed by Seller certifying on behalf of the Company Group an itemized list of all outstanding Indebtedness, including all outstanding accounts payable, as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness, which shall not exceed the amounts set forth on Schedule 5.08.

“Closing Transaction Expenses Certificate” means a certificate executed by the Seller, certifying the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and Ponderosa.

“Company Intellectual Property” means all Intellectual Property that is owned by any member of the Company Group.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and accepted by Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” means bankruptcy, insolvency, moratorium, and other similar Laws affecting creditor’s rights generally and by general equitable principles.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any member of the Company Group or any of their respective Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Final Determination” shall mean (i) a written agreement of the parties as to the amount of Losses, or (ii) a binding determination by the mutually agreed independent third party, or (iii) a final, non-appealable judgment of a court of competent jurisdiction.

“Flewber Acquisition Date” shall mean the effective date of February 27, 2025, where the Seller thereby took ownership of the Company Group.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, without duplication and with respect to the Company Group, all indebtedness of the Company Group, including, without limitation: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, notes or other similar instruments (including any seller notes, deferred purchase price obligations or earnout obligations issued or entered into in connection with any acquisition undertaken by such Person (at the maximum amount payable)), (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person, (iv) all obligations and liabilities of such Person under leases required under GAAP to be capitalized, (v) all interest rate protection agreements of such Person (valued on a market quotation basis), if any, (vi) all obligations of such Person secured by a lien, (vii) all outstanding checks that will ultimately be funded through such Person’s line of credit or other borrowed money, (viii) all obligations for underfunded employee benefit plans, (ix) all liabilities with respect to any current or former employee, officer or director of any member of the Company Group that arise before or on the Closing Date, including all liabilities with respect to any employee benefit plan, all accrued salary, deferred compensation and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on January 1, 2026 and ending on the Closing Date, and any employment Taxes payable by any member of the Company Group with respect to the foregoing, (x) any off-balance financing of a Person (but excluding operating leases), (xi) all customer prepayments for multi-year obligations or otherwise, where cash has been collected for more than a one-year period or where cash has been collected in a manner not consistent with either the underlying contract with the applicable customer or normal business practices of the Business, (xii) any deferred revenue with respect to any customer arrangements, (xiii) any unpaid Pre-Closing Taxes, (xiv) all guarantees of such Person in connection with any of the foregoing, and (xv) any accrued interest and prepayment premiums or penalties, breakage costs, make-whole payments and expense reimbursements relating to any amount prepaid at or in connection with the Closing related to any of the foregoing. Indebtedness shall not include any Transaction Expenses.

“Independent Accountant” means a mutually agreeable third-party accounting firm that has not been engaged by Buyer or Seller within the two years prior to the date of this Agreement.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Knowledge” or any similar phrase means the actual knowledge of Company’s Chief Executive Officer, Director of Operations, Chief Pilot, and Director of Maintenance after reasonable inquiry of their respective direct reports who would reasonably be expected to have knowledge of the matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property in which any member of the Company Group holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company Group (individually or in aggregate), or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, except to the extent caused by or resulting from: (i) changes in general economic or political conditions (whether local, domestic, non-U.S., or international); (ii) changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or any change generally affecting the industries or markets in which the Company Group or any subsidiary operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (v) any changes in applicable Laws or applicable accounting rules (including U.S. Generally Accepted Accounting Principles); or (vi) any natural or man-made disaster or acts of God.

“Permitted Encumbrances” means (a) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Encumbrances arising in the ordinary course of business which are not yet due and payable and not incurred in connection with the borrowing of money (including, without limitation, Encumbrances arising from aircraft maintenance and repair services, jet fuel providers, landing and handling services, and other aviation-related operational services provided in the ordinary course of business); (b) Encumbrances for Taxes not yet due and payable, or being contested in good faith through appropriate Action in a timely manner, in each case for which adequate reserves have been established (including, without limitation, Federal Excise Taxes and Segment Fees applicable to aviation operations); (c) zoning, building codes and other land use Laws, regulating the use or occupancy of such assets or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such assets or the activities conducted thereon which are not violated by the current use or occupancy of such assets or the operation of business of the Company Group (including, without limitation, applicable aviation and Federal Aviation Administration regulations); (d) statutory Encumbrances of landlords with respect to Real Property; (e) Encumbrances incurred in the ordinary course of business in connection with (i) workers’ compensation; (ii) unemployment compensation; and (iii) other types of social security, not yet delinquent; (f) Encumbrances created as a result of any act taken by or through the Buyer; (g) the right reserved to or vested in any Governmental Authority by any statutory provision; and (h) restrictions on transfer under Federal and state securities Laws; and (i) obligations and liabilities arising under contracts, leases, and service agreements entered into in the ordinary course of business, including without limitation aircraft leases, hangar leases, office leases, equipment leases, jet card agreements, maintenance program agreements, and insurance policies, in each case to the extent assumed by Buyer from and after the Closing.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Property” means the property set forth on Schedule 1.1.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of any member of the Company Group for any Pre-Closing Tax Period.

“Revenue” means the total amount of revenue of the Company Group for the prior calendar year.

“Real Property” means the real property owned, leased or subleased by any member of the Company Group, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of operating aircraft in accordance with the Certificate and applicable Law, including exercising operational control over flights conducted under the Certificate and the sale of air charter brokered in accordance with 14 C.F.R. Part 295 and applicable Law.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, unclaimed property or escheat obligations, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States, Canada and the Bahamas.

“Transaction Expenses” means all fees and expenses incurred by the Company Group or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Transition Period Expenses” means the period where both the Seller and Buyer acknowledge that the full operating costs and payables of running the business stopped being conducted by the Seller and were assumed by SEG Opportunity Fund, LLC (“SEG”) on February 13, 2026 until the effective Closing Date of this Agreement. The Transition Period Expenses creates an Accounts Payable due SEG by the Buyer post-Closing this Transaction.

EXHIBIT A

PROMISSORY NOTE

$5,000,000.00

Dated: March 9, 2026

FOR VALUE RECEIVED, Catheter Precision, Inc., a Delaware corporation (“Maker”), hereby promises to pay to Creatd, Inc., a Nevada corporation (“Holder”), the principal sum of Five Million Dollars ($5,000,000.00), together with interest thereon as provided herein.

This Promissory Note (this “Note”) is issued in connection with that certain Securities Purchase Agreement dated as of March 9, 2026 (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.

1.	Payment of Principal. The outstanding principal amount of this Note shall be payable in installments as follows:

●	$500,000.00 due within three (3) Business Days of the Buyer’s April 2026 shareholder meeting date, not to exceed fifty (50) calendar days from the signing of this Purchase Agreement.
●	$500,000.00 on May 15, 2026
●	$500,000.00 on June 15, 2026
●	$500,000.00 on July 15, 2026
●	$600,000.00 on August 15, 2026
●	$600,000.00 on September 15, 2026
●	$600,000.00 on October 15, 2026
●	$600,000.00 on November 15, 2026
●	$600,000.00 on December 15, 2026

All payments shall be made in lawful money of the United States by wire transfer of immediately available funds to such account as Holder designates in writing.

2.

Interest; Late Fee. This Note shall not bear interest so long as all payments are timely made in accordance with the payment schedule set forth herein. If any amount payable hereunder is not paid within three (3) Business Days after its due date (an “Overdue Amount”), interest shall accrue on the overdue amount, without notice, at a rate equal to the four percent (4%) per annum, calculated from the fourth (4th) Business Day following the original due date of such overdue amount until such overdue amount plus any accrued and unpaid interest is paid in full. In addition thereto, a late fee equal to one and one-half percent (1.5%) of any Overdue Amount shall be immediately due and payable.

Exhibit A

3.

Events of Default. An “Event of Default” shall mean the failure to pay any payment under this Note and failure to cure that default within fifteen (15) days after the receipt of notice from the Holder that such payment is in default its due date.

4.

Acceleration. Upon the occurrence and continuation of an Event of Default, Holder may, upon written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest, penalties and late fees immediately due and payable.

5.

Default Interest. Upon the occurrence of an Event of Default, the outstanding principal balance of this Note shall bear interest at a rate equal to eighteen percent (18%) per annum, subject in all cases to applicable usury limitation.

6.	Application of Payments. Payments shall be applied first to accrued interest, penalties, late charges, Enforcement Costs, and then to principal.

7.

No Setoff. Following a Final Determination, in the event Holder is obligated to indemnify Maker from or against any claim under the provisions of Article VII of the Purchase Agreement, then the amount due as a result of such indemnification obligation may be satisfied and paid by applying said amount to reduce the principal balance of this Note in accordance with the terms of the Purchase Agreement.

8.	Prepayment. Maker may prepay this Note in whole or in part at any time without any fee or penalty. Any prepayment shall be applied first to accrued interest and then to principal.

9.

Attorneys’ Fees; Enforcement Costs. Maker shall reimburse Holder upon demand for all reasonable attorney’s fees incurred by Holder in connection with the enforcement or protection of Holder’s rights under this Note, whether litigation is commenced or not (collectively, the “Enforcement Costs”).

10.	Waivers. Maker waives presentment, demand, protest, notice of dishonor, and all other notices except as expressly provided herein.

11.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

12.

Modification and Amendment. This Note may not be amended, modified or changed, nor shall any waiver of any provision of this Note be effective, unless it is formalized by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

13.

Notices. Except as otherwise provided in this Note, all notices and consents required or permitted under this Note shall be in writing and may be delivered by hand, mailed by first class registered or certified mail, return receipt requested, postage prepaid, or by other recognized delivery service providing confirmation of delivery, and addressed as follows:

If to Holder:	Creatd, Inc. 169 Madison Ave. STE 2774 New York, NY 10016 Attention: Jeremy Frommer E-mail: jeremy@creatd.com and billing@creatd.com

If to Maker:	Catheter Precision, Inc. 1670 Highway 160 West, Suite 205 Fort Mill, South Carolina 29708 Attention: David Jenkins E-mail: DJenkins@catheterprecision.com

Changes in the respective address to which such notices may be directed may be made from time to time by either party by notice to the other party. Notices and consents given by mail in accordance with this paragraph shall be deemed to have been given on the third day after the date of mailing; notices and consents given by other means shall be deemed to have been given when received.

[Signature page follows]

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date first written above.

CATHETER PRECISION, INC.

By: __________________________
Name:
Title:

Exhibit A

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

[See attached.]

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

[See attached.]

EXHIBIT D

STOCK POWER

FOR GOOD AND VALUABLE CONSIDERATION, the undersigned transferor (the “Transferor”) does hereby contribute, assign and transfer unto Catheter Precision, Inc., a Delaware corporation, all of its right, title and interest in 800,200 shares of common stock, par value $0.001 per share of Fly Flyte, Inc., a New York corporation (the “Corporation”), which represent all of the shares of the Corporation standing in the name of Transferor on the Corporation’s books; and hereby irrevocably constitutes and appoints any officer of the Corporation attorney-in-fact to transfer the said shares on the books of the Corporation with full power of substitution in the premises.

Date: March 9, 2026

TRANSFEROR:

CREATD, INC.

By:

Name:

Title:

EXHIBIT E

ASSIGNMENT OF MEMBERSHIP INTERESTS

This ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is dated as of March 9, 2026 (the “Effective Date”), by and between Creatd, Inc., a Nevada corporation (the “Assignor”) and Catheter Precision, Inc., a Delaware corporation (the “Assignee”).

WHEREAS, the Assignor owns one hundred percent (100%) of the issued and outstanding membership interests of Ponderosa Air, LLC, a New York limited liability company (the “Company”); and

WHEREAS, the Assignor wishes to sell, convey, transfer, assign and deliver one hundred percent (100%) of the membership interests of the Company (collectively, the “Assigned Units”) to the Assignee (the “Assignment”).

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Assignment. The Assignor hereby sells, conveys, transfers, assigns and delivers to the Assignee all of their respective right, title, and interest in and to the Assigned Units, and the Assignee hereby agrees to such sale, conveyance, transfer, assignment and delivery and accepts the Assigned Units.

2.         Incorporation of Recitals. The recitals set forth above are incorporated herein by reference.

3.         Effectiveness. This Assignment shall be effective immediately as of the Effective Date.

4.         Governing Law. This Assignment shall be governed by the laws of the State of New York.

5.         Execution. This Assignment may be executed in counterparts and via “.pdf”, facsimile and DocuSign (or its equivalent).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto executed this Assignment as of the date first written above.

ASSIGNOR:

CREATD, INC.

By: ______________________

Name:

Title:

ASSIGNEE:

CATHETER PRECISION, INC.

By: ______________________

Name:

Title: